UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2007
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-51593	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
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   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 18, 2007, SunPower Corporation, Systems (“SP Systems”), a subsidiary of SunPower Corporation (“SunPower”), entered into a Second Amendment to Lease (the “Second Lease Amendment”).  The Second Lease Amendment amends that certain Standard Industrial/Commercial Multi-Tenant Lease, dated December 15, 2006, by and between FPOC, LLC (the “Landlord”) and SP Systems (as successor in interest to PowerLight Corporation), filed as Exhibit 10.4 to SunPower’s Quarterly Report on Form 10-Q filed on May 11, 2007, and as subsequently amended by that certain First Amendment to Lease dated May 24, 2007 (“First Amendment”) filed as Exhibit 10.1 to SunPower’s Quarterly Report on Form 10-Q filed on August 7, 2007 (as so amended, the “Pre-existing Lease”).  Under the Pre-existing Lease SP Systems agreed to lease approximately 175,802 square feet at a facility in Richmond, California for office, light industrial and research and development use.  Occupancy of a portion of the leased premises commenced December 17, 2007.

The Second Lease Amendment provides the general terms and conditions for an expansion of the leased premises for office use in multiple segments aggregating to approximately 49,399 square feet, as follows:  (1) approximately 8,310 additional square feet occupied commencing immediately and continuing for the Pre-existing Lease term (the “8,310 Segment”), and (2) approximately 41,089 additional square feet for office use expected to commence, subject to certain conditions, in two phases during the period between January 2009 and January 2010, and continuing for the Pre-existing Lease term (the “41,089 Segment”).  The initial base monthly rent for the 8,310 Segment (subject to certain deferral provisions) and the 41,089 Segment is $12,163 and $66,153, respectively, excluding tenant allocated operating expenses and subject to annual increases and certain other terms and conditions.  SP Systems retains the right to terminate its lease commitment with respect to the 41,089 Segment prior to occupancy, subject to payment of an early termination fee and certain other conditions.  The Second Lease Amendment also documents the parties’ agreement to lease approximately 22,375 additional square feet of outside space adjacent to the Richmond facility for research and development use commencing November 1, 2007 and continuing for the Pre-existing Lease term for an initial base monthly rent of $3,356, subject to annual increase thereafter and certain other conditions.   The Second Amendment also amends the First Amendment to defer the rent commencement date for the expansion premises of approximately 65,280 square feet from September 15, 2007 to a date which is three months prior to the date the tenant improvement work is substantially completed by the Landlord or the date of SP Systems occupancy of the expansion premises, whichever first occurs.

In addition, on December 18, 2007, SP Systems and FPCO, LLC entered into a PV Risk Reduction Agreement (the “PV Agreement”), together with certain other agreements pertaining to the sale and installation of a 966 kilowatt peak solar photovoltaic system by SP Systems to the Landlord for the Richmond facility.  SP Systems will purchase a certain amount of electricity generated by the solar system from the Landlord.  As an additional incentive for the Landlord to purchase the solar system, the PV Agreement amends the Pre-existing Lease, as amended by the Second Lease Amendment (as so amended, the “Lease”), to require SP Systems to pay five annual payments of $150,000 commencing January 1, 2013 subject to proportional downward adjustment if the actual solar system installed demonstrates less than 966 kilowatts peak capacity.  The PV Agreement further amends the Lease to provide SP Systems with the right to elect an early exercise of its two five-year extension options, thereby extending the Lease term to September 30, 2028.  To effect such early exercise of its extension options, SP Systems must provide notice to the Landlord on or before January 15, 2012.  In the event SP Systems elects to effect an early exercise of its extension options, then SP Systems will not be required to pay the foregoing five annual payments of $150,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: December 21, 2007	By: /s/ Emmanuel Hernandez
Name: Emmanuel Hernandez
Title: Chief Financial Officer